Exhibit 10.1
EIGHTH AMENDMENT TO LEASE AND DEVELOPMENT AGREEMENT
This EIGHTH AMENDMENT TO LEASE AND DEVELOPMENT AGREEMENT (the “Amendment”) is made and entered into this 15th day of September, 2011 by and between the ST. LOUIS COUNTY PORT AUTHORITY, a public body corporate and politic of the State of Missouri (the “Landlord”) and PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Tenant.”)
RECITALS
A. Landlord and Tenant entered into a Lease and Development Agreement dated as of August 12, 2004, as amended by letter agreement of even date, letter agreement dated October 4, 2005, Second Amendment to Lease and Development Agreement dated October 28, 2005 (the “Second Amendment”), Third Amendment to Lease and Development Agreement dated August 11, 2006 (the “Third Amendment”), Fourth Amendment to Lease and Development Agreement dated January 18, 2007 (the “Fourth Amendment”), and as further amended by Fifth Amendment to Lease and Development Agreement dated March 30, 2007 (the “Fifth Amendment”), and as further amended by Sixth Amendment to Lease and Development Agreement dated November 26, 2007 (the “Sixth Amendment “), and as further amended by Seventh Amendment to Lease and Development Agreement dated February 19, 2010 (the “Seventh Amendment”) (collectively, the “Lease and Development Agreement”) which governs among other things the development of the Property.
B. The Landlord and Tenant desire to amend the Lease and Development Agreement to (a) eliminate the requirement that Tenant construct a hatch shell on the Park Property, (b) amend the description of the improvements to be constructed by Tenant during Phase II of the Project (c) amend the deadline for completion of Phase II of the Project, (d) include provisions related to the formation of a Community Improvement District and a Transportation Development District or a Port Improvement District; and (e) make certain other changes to the Lease and Development Agreement.
C. Capitalized terms used herein and not otherwise defined, or redefined as the case may be, shall have the meanings ascribed to them in the Lease and Development Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, Landlord and Tenant agree to amend the Lease and Development Agreement as follows:
1. Section 4 is amended as follows:
a. The language added after the caption “Project Construction and Development” shall be amended and restated as follows:
“The Tenant shall at its sole cost and expense, undertake a two phase project for an aggregate investment of at least $450,000,000. “Phase I of the Project” shall mean the (i) development, construction and operation of the Gaming Facilities on the Property which shall mean a minimum 90,000 square foot casino containing not less than 2000 slots and 50 table games, three restaurants, a gift shop and parking sufficient to service the aforesaid facilities (the “Gaming Facilities”), (ii) the Environmental Remediation of the Landlord’s Property and the Known Conditions of the Access Road Property, (iii) a contribution by Tenant in the amount of $5,100,000 to the Landlord, or such other party as is designated by Landlord, for the construction of the community/aquatic center and the soccer fields; and (iv)the development and construction of the Project Roadway, including replacement of the Weber Road Bridge (hereinafter defined). Tenant has completed Phase I of the Project with a total investment of not less than $375,000,000. “Phase II of the Project” shall mean the development and construction on the Property of: (i) a hotel with a minimum of 200 rooms with lobby; (ii) a meeting room/event space of not less than 10,000 square feet that is adjacent to the hotel with a capacity of at least 500 guests with sit-down tables or 750 guests in the absence of tables; and (ii) a parking garage with a minimum of 1600 spaces. Tenant intends to make a total investment of not less than $78,000,000 on Phase II of the Project. Phase I and Phase II of the Project are collectively called the “Project”.”
A new Exhibit C to the Lease and Development Agreement is substituted entitled “Essential Elements”, which is attached to hereto as Exhibit 1.
b. Section 4(h) is amended and restated as follows:
“Community Facilities. Tenant’s right and obligation to construct the hatch shell on the Park Property are eliminated and Tenant shall have no rights with respect to the use and development of the Park Property other than the rights provided in section 4(x) and the right of access through the Park Property provided in the Access Easement recorded at Book 18915 Page 2072 of St. Louis County Recorder of Deeds. Tenant shall not be subject to any liquidated damages or penalty, financial or otherwise, as a result of the hatch shell not being constructed. Landlord acknowledges that Tenant has satisfied all of its obligations under this Section 4(h).”

c. Section 4(i) is amended and restated as follows:
“Phase II of the Project. Within thirty (30) calendar days of the execution of this Amendment, Tenant shall provide Landlord with a timetable including milestones for the completion of all material elements of Phase II of the Project. Tenant, at Tenant’s sole cost and expense, shall achieve substantial completion of Phase II of the Project by October 31, 2013.Tenant shall have the right, in Tenant’s discretion, to engage any one or more third party developers, contractors, or other qualified person or corporation to develop, construct or operate all or any portion of Phase II of the Project. In the event Tenant fails to achieve substantial completion of Phase II by October 31, 2013, Tenant shall pay to Landlord additional payment or payments in the amounts set forth below on November 1 of each year (or prorated if less than a year), commencing on November 1, 2013 until such time as Tenant has met its obligations with respect to Phase II or paid a total amount of $20,000,000 to the Landlord, which sums will be collected by Landlord as liquidated damages and not as penalty and in such event, the Landlord shall not have any other rights or remedies against Tenant with respect to Tenant’s failure to open and operate Phase II of the Project; provided however, that if the Lease shall be terminated by Tenant pursuant to the provisions of Section 24 after any such annual payments have been paid or have become due and payable, then Landlord’s recovery of amounts due for failure to open and operate Phase II of the Project, in addition to any payments due under Section 24, shall be limited, effective as of the date this Lease is terminated, to the greater of $12,000,000 or the total amount theretofore paid or due Landlord pursuant to this subsection (i).

Year one	$2,000,000
Year two	$3,000,000
Year three	$4,000,000
Year four	$5,000,000
Year five	$6,000,000
Notwithstanding the foregoing, in the event Tenant fails to achieve substantial completion of Phase II of the Project by October 31, 2013 due to fire, labor disputes, adverse weather conditions, unavoidable casualties or other causes which are unforeseeable and beyond the Tenant’s reasonable control (“Force Majeure Event”), then Tenant shall not be subject to the liquidated damages set forth in this section to the extent and for so long as such failure is the result of a Force Majeure Event.”

d. Section 4(k) is amended and restated as follows:
“Improvement Districts. At the request of Landlord, Tenant shall reasonably cooperate with Landlord to form a Community Improvement District (CID) as authorized pursuant to Sections 67.1401 to 67.1571 of the Revised Statutes of Missouri, a Transportation Development District (TDD) as authorized pursuant to Sections 238.200 to 238.275 of the Revised Statutes of Missouri, or a Port Improvement District (PID) as authorized pursuant to Sections 68.200 to 68.260 of the Revised Statutes of Missouri, or any combination thereof, (collectively, the “Taxing Districts”), which includes the Project, subject to Tenant and Landlord’s agreement to the following:
a. the governance of the proposed Taxing District(s);
b. the boundaries of the proposed Taxing District(s);
c. the funding mechanism, source of tax, and objectives of the proposed Taxing District(s); and
d. the use of funds of the proposed Taxing District(s).
Notwithstanding the foregoing, Tenant and Landlord agree that: (i) the Taxing District(s) shall not impose an aggregate sales tax rate applicable to Tenant that exceeds 8.75% when combined with all other sales tax rates that apply to the Project (provided that such maximum rate shall be increased or decreased in the event (and to the extent) of any increase or decrease in either the Missouri state-wide sales tax rate or the St. Louis County county-wide sales tax rate currently applicable to Tenant); (ii) Tenant shall support and accept Landlord’s proposal with respect to the formation of any proposed Taxing District(s) and the itemized issues set forth in ‘a’ through ‘d’ above as long as (x) the objectives and use of funds of any proposed Taxing District(s) are reasonably calculated to benefit the Lemay community or any segment thereof, and (y) the formation, governance or implementation of any such Taxing District(s) does not conflict with or otherwise unreasonably impair Tenant’s business operations or the Project (except for the legitimate sales tax burden imposed by any proposed Taxing District(s)); (iii) the formation of the Tax District(s) will not result in any additional costs to Tenant, in terms of increased sales or other tax, directly related to the construction of Phase II of the Project; and (vi) the formation of the Tax District will not result in increased property taxes on the Property or the improvements thereon.”
e. Section 4(l) is hereby deleted in its entirety.
2. Section 29 is amended to substitute the following notice addresses for Tenant:
Pinnacle Entertainment, Inc.,
8919 Spanish Ridge Avenue
Las Vegas, Nevada 89148
Attention: John A. Godfrey, Executive Vice President and General Counsel
Copies to Lathrop & Gage, LLP
Pierre Laclede Center
7701 Forsyth Boulevard, Suite 400
St. Louis, MO 63105
Attn: Jerry Riffel

3. The parties hereto agree that the legal description of the Property is the legal description as reflected in that Correction to Memorandum of Lease recorded in the office of the Recorder of Deeds of St. Louis County, Missouri on August 20, 2010, as Instrument No. 00859, at Book 19071, Page 3997, and is the legal description attached hereto as Exhibit 2.
4. Except as modified and amended by this Agreement, the Lease and Development Agreement shall remain in full force and effect in accordance with its terms. Unless the context otherwise indicates, all other terms and conditions of the Lease and Development Agreement which are the same as or directly related to the revised terms and conditions set out in this Agreement are similarly modified to be consistent with this Amendment. The provisions of this Amendment shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.
5. If there is a conflict between the Lease and Development Agreement and this Eighth Amendment, the Eighth Amendment shall control.
6. This Amendment may be executed in counterparts.
IN WITNESS WHEROF, the undersigned have set their hands and seals as of the date first written above.

LANDLORD: ST. LOUIS COUNTY PORT AUTHORITY
By:	/s/ Dennis G. Coleman
	Name:	Dennis G. Coleman
	Title:	Executive Director

TENANT: PINNACLE ENTERTAINMENT, INC.
By:	/s/ Anthony Sanfilippo
	Name:	Anthony Sanfilippo
	Title:	President and Chief Executive Officer

Exhibit 1
EXHIBIT C
Essential Elements
PINNACLE ENTERTAINMENT, INC. COMMITMENT

Phase I

Minimum Investment:	$375 million

Elements Included:	- 90,000 sq. ft. casino, containing not less than 2,000 slots and 50 tables

- 3 restaurants

- parking sufficient to serve aforesaid facilities

- Connector road from I-55 into the property, including Weber bridge replacement

- Environmental Remediation of Landlord Property (80 acre parcel) and the Known Conditions of the Access Road Property

- $5.1 million contribution for community/aquatic center and baseball and soccer fields

Phase II

Minimum Investment:	$75 million

Elements Included:- Hotel with minimum of 200 rooms with a lobby and adjacent meeting room/event space of no less than 10,000 square feet with a capacity of at least 500 guests with sit-down tables or 750 guests in the absence of tables

- parking garage with a minimum of 1,600 parking spaces

Exhibit 2
LEGAL DESCRIPTION OF PROPERTY
Exhibit A

Parcel No 1:

Part of Blocks 1 and 2 of ALLEN’S SUBDIVISION in the CHOUQUETTE TRACT in U.S. Survey 904, Township 44 North, Range 7 East, St. Louis County, Missouri and being more particularly described as follows:

Beginning at the Southwest corner of property described as Tract No. 3, in deed to the National Lead Company, recorded in Book 2269, Page 137, St. Louis County Recorder’s office, being in the Eastern line of the Missouri Pacific Railroad Company, right-of-way, 80 feet wide; thence North 1 degree 15 minutes East 796.50 feet along the Western line of said National Lead Company property, and along the Eastern line of said Missouri Pacific Railroad Company, right-of-way, to the Northwestern corner of said National Lead Company property, in the Southern line of East Arlee Avenue, 30 feet wide; thence North 89 degrees 59 minutes East 136.04 feet along the Northern line of said National Lead Company property, and along the Southern line of said East Arlee Avenue, to the Northeastern line of said National Lead Company property; thence South 37 degrees 49 minutes East 14.83 feet along the Northeastern line of said National Lead Company property, to the Western line of property described as Tract No. 1, in said deed to the National Lead Company, recorded in said Book 2269, Page 137; thence North 22 degrees 11 minutes East 437.86 feet, North 29 degrees 07 minutes East 453.32 feet, and North 41 degrees 11 minutes East 475.93 feet along the Western line of said property described as Tract No. 1 in said deed to the National Lead Company, to its Northwestern corner, being also the Southwestern corner of property described in deed to the National Lead Company, recorded in Book 2667, Page 100, St. Louis County Recorder’s Office; thence North 28 degrees 45 minutes East 547.90 feet along the Western line of said property described in deed to the National Lead Company, recorded in said Book 2667, Page 190, to its intersection with the Western line of property described in deed to the National Lead Company, recorded in Book 3727, Page 1, St. Louis County Recorder’s Office; thence North 7 degrees 41 minutes East 270.57 feet, North 33 degrees 14 minutes East 412.29 feet, and North 45 degrees 39 minutes East 308.34 feet along the Western line of said property described in deed to the National Lead Company, recorded in said Book 3727, Page 1, to its most Northern corner, being also the Northwestern corner of property described in deed to the National Lead Company, recorded in Book 1672, Page 509, and re-recorded in the Deed of Correction, in Book 1701, Page 501, St. Louis County Recorder’s Office; thence South 58 degrees 00 minutes East 67.16 feet along the Northern line of said National Lead Company property, described in deed re-recorded in said Book 1701, Page 501, to its Northeastern corner, being in the Western line of property described in deed to National Pigments & Chemical Company, recorded in Book 1238, Page 99, St. Louis County Recorder’s Office; thence North 32 degrees 00 minutes East 346.52 feet, and North 40 degrees 59 minutes East 69.47 feet along the Western line of said National Pigments & Chemical Company property, to its Northwestern corner in the Southern line of the River Des Peres Drainage Works, right-of-way, 280 feet wide; thence South 50 degrees 01 minutes 30 seconds East 675 feet, more or less, along the Northern line of said National Pigments & Chemical Company property, and along the Southern line of said River Des Peres Drainage Works, right-of-way, to the Mississippi River; thence Southwardly 3800 feet, more or less, along the Mississippi River, to the Southern line of said property described as Tract No. 3 in deed to the National Lead Company, recorded in said Book 2269, Page 137; thence North 67 degrees 49 minutes West 735 feet, more or less, and North 90 degrees 00 minutes West 112.19 feet along the Southern line of said property described as Tract No. 3, to its Southwestern corner in the Eastern line of said Missouri Pacific Railroad Company, right-of-way, and the point of beginning, according to survey executed by Pitzman’s Co. Surveyors & Engineers during the month of June 1987.

Parcel No. 2:

Easement for ingress and egress for the benefit of the land described herein as Parcel No. 1 as created and established by General Warranty Deed and Agreement, dated July 19, 1923, executed by and between Casper P. De Lore and Amalia De Lore, his wife, and Titanium Pigment Company, Inc., recorded July 26, 1923 in book 607 Page 98, as confirmed and affected by instrument recorded August 16, 1933 in Book 1238 Page 99.

Parcel No. 3:

Easement for ingress and egress for the benefit of the land described herein as Parcel No. 1 as created and established by City of St. Louis Ordinance No. 40034, approved April 12, 1933 and Grant of Easements, dated as of August 1, 1933, executed by and between Casper P. De Lore, otherwise known and designated as C.P. De Lore and Amalia De Lore, his wife and National Pigments & Chemical Company, recorded August 18, 1933 in Book 1255 Page 96.

Less and Excepting

Lot 2 of River City Casino subdivision as reflected on subdivision plat prepared by David Mason & Associates recorded with the St. Louis County Recorder of Deeds on November 19, 2009 as instrument 200911190063 in Plat Book 357, Pages 445-447.